CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$7,546,940	$876.95

January 2015 Pricing Supplement No. 210 Registration Statement No. 333-199966 Dated January 16, 2015 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Trigger Jump Securities Based on the Performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 21, 2015

Principal at Risk Securities

The Trigger Jump Securities are unsecured and unsubordinated obligations of JPMorgan Chase & Co., do not pay interest, do not guarantee the return of any of the principal at maturity and have the terms described in the accompanying product supplement no. 4a-I, underlying supplement no. 1a-I, the prospectus supplement and the prospectus, as supplemented or modified by this document. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the ETF Shares, as determined on the valuation date. If the closing price of one ETF Share is flat or appreciates at all on the valuation date as compared to its closing price on the pricing date, you will receive for each security that you hold at maturity an upside payment of $1.745 per security in addition to the stated principal amount. If the final share price is less than the initial share price by no more than 10%, you will receive the stated principal amount for each security you hold at maturity. However, if the final share price is less than the initial share price by more than 10%, the payment due at maturity will be less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final share price from the initial share price. This amount will be less than $9.00 and could be zero. Accordingly, investors may lose their entire initial investment in the securities. Investors will not participate in any appreciation of the ETF Shares above 17.45%. The Trigger Jump Securities are for investors who are willing to risk their principal and forgo current income in exchange for the upside payment feature that applies to a limited range of the performance of the ETF Shares. All payments on the securities are subject to the credit risk of JPMorgan Chase & Co.

FINAL TERMS
Issuer:	JPMorgan Chase & Co.
ETF Shares:	Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF
Reference index:	The S&P® Oil & Gas Exploration & Production Select Industry Index®
Aggregate principal amount:	$7,546,940
Payment at maturity:

¡       If the final share price is greater than or equal to the initial share price, you will receive at maturity a cash payment per $10 stated principal amount security equal to:

     $10 + upside payment

¡        If the final share price is less than the initial share price but is greater than or equal to the downside threshold, you will receive at maturity a cash payment per $10 stated principal amount security equal to:

     $10

¡        If the final share price is less than the downside threshold, you will receive at maturity a cash payment of per $10 stated principal amount security equal to:

     $10 × share performance factor

This amount will be less than the stated principal amount of $10, and will represent a loss of more than 10%, and possibly all, of your principal amount.

Upside payment:	$1.745 per $10 stated principal amount security (17.45% of the stated principal amount)
Downside threshold:	$40.032, which is 90% of the initial share price
Share performance factor:	final share price / initial share price
Initial share price:	The closing price of one ETF Share on the pricing date, which was $44.48
Final share price:	The closing price of one ETF Share on the valuation date
Share adjustment factor:	The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I.
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	January 16, 2015
Original issue date (settlement date):	January 22, 2015
Valuation date:	July 16, 2015, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I
Maturity date:	July 21, 2015, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
CUSIP / ISIN:	48127R875 / US48127R8759
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)

Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.125(2)	$9.825
		$0.05(3)
Total	$7,546,940.00	$132,071.45	$7,414,868.55
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.125 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security

The estimated value of the securities on the pricing date as determined by JPMS was $9.531 per $10 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Risk Factors” beginning on page 8 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. 4a-I dated November  7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November  7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Trigger Jump Securities Based on Performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 21, 2015

Principal at Risk Securities

Investment Summary

The Trigger Jump Securities

The Trigger Jump Securities Based on the Performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 21, 2015 (the “securities”) can be used:

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As an alternative to direct exposure to the ETF Shares that provides a fixed return of 17.45% if the closing price of one ETF Share remains flat or appreciates at all on the valuation date as compared to its closing price on the pricing date.

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To obtain limited market downside protection against the loss of principal in the event of a decline of the closing price of one ETF Share as of the valuation date, subject to the credit risk of JPMorgan Chase & Co., but only if the final share price is greater than or equal to the downside threshold.

If the final share price is less than the downside threshold, the securities are exposed on a 1-to-1 basis to any percentage decline of the final share price from the initial share price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 6 months

Upside payment:	$1.745 per security (17.45% of the stated principal amount)

Downside threshold:	90% of the initial share price

Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities

Interest:	None

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the SPDR® S&P® Oil & Gas Exploration & Production ETF is a “Fund” and the reference index is an “Underlying Index.”

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Principal at Risk Securities

Key Investment Rationale

This approximately 6-month investment offers a fixed return of 17.45% if the closing price of one ETF Share is flat or appreciates at all on the valuation date as compared to its closing price on the pricing date and provides limited market downside protection against a decline in the closing price of one ETF Share of up to 10%, subject to the credit risk of JPMorgan Chase & Co. However, if the final share price is less than the initial share price by more than 10%, the payment at maturity will be less than $9 and could be zero.

Upside Scenario

If the final share price is greater than or equal to the initial share price, the payment at maturity for each security will be equal to $10 plus the upside payment of $1.745. Investors will not participate in any appreciation of the ETF Shares above 17.45%.

Par Scenario

If the final share price is less than the initial share price but is greater than or equal to the downside threshold, which means that the ETF Shares have depreciated by no more than 10% from the initial share price, the payment at maturity will be $10 per stated principal amount security.

Downside Scenario

If the final share price is less than the downside threshold, which means that the ETF Share has depreciated by more than 10% from the initial share price, you will lose 1% for every 1% decline of the closing price of one ETF Share from the initial share price to the final share price (e.g. a 50% depreciation of the ETF Shares will result in the payment at maturity that is less than the stated principal amount by 50%, or $5 per security).

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Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security

Upside payment:	$1.745 (17.45% of the stated principal amount) per $10 stated principal amount security

Downside threshold:	90% of the initial share price (-10% percent change in the final share price compared with the initial share price)

How it works

Upside Scenario: If the final share price is greater than or equal to the initial share price, the payment at maturity in all cases is equal to and will not exceed the $10 stated principal amount plus the upside payment amount of $1.745. Under the terms of the securities, in the payoff diagram, an investor will receive the payment at maturity of $11.745 per security if the final share price is greater than or equal to the initial share price.

Par Scenario: If the final share price is less than the initial share price, but is greater than or equal to the downside threshold, the investor would receive the $10 stated principal amount per security.

¡	For example, if the ETF Shares depreciate 5%, investors will receive the $10 stated principal amount.

Downside Scenario: If the final share price is less than the downside threshold, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final share price from the initial share price.

¡	For example, if the final share price declines by 50% from the initial share price, investors will lose 50% of their principal and the payment at maturity will be $5 per $10 stated principal amount security (50% of the stated principal amount).

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

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The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any stated principal amount at maturity. If the final share price is less than the downside threshold, you will receive for each security that you hold a payment at maturity that is less than the $10 stated principal amount of each security by an amount proportionate to the decline in the closing price of one ETF Share on the valuation date from the initial share price. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire principal amount.

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Appreciation potential is fixed and limited. When the final share price is greater than or equal to the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $1.745 per security (17.45% of the stated principal amount), even if the final share price is significantly greater than the initial share price. See “How the Trigger Jump Securities Work” on page 4 above.

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Your ability to receive the upside payment may terminate on the valuation date. If the final share price is less than the initial share price, you will not be entitled to receive the upside payment at maturity. Under these circumstances, if the final share price is less than the downside threshold, you will lose more than 10% of your principal amount and may lose all of your principal amount at maturity.

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The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

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Economic interests of the issuer, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent has determined the initial share price and the downside threshold and will determine the final share price and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuation of the ETF Shares, and any anti-dilution adjustments, may affect the payment to you at maturity.

In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

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The benefit provided by the downside threshold may terminate on the valuation date. If the final share price is less than the downside threshold, the benefit provided by the downside threshold will terminate and you will be fully exposed to any depreciation of the ETF Shares.

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JPMS’s estimated value of the securities is lower than the original issue price (price to public) of the securities. JPMS’s estimated value is only an estimate using several factors. The original issue price

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Principal at Risk Securities

of the securities exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.

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JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates. JPMS’s estimated value of the securities is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for securities that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.

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JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.

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The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

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Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

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Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling

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Principal at Risk Securities

commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing price of one ETF Share, including:

¡	any actual or potential change in our creditworthiness or credit spreads;

¡	customary bid-ask spreads for similarly sized trades;

¡	secondary market credit spreads for structured debt issuances;

¡	the actual and expected volatility in the prices of the ETF Shares;

¡	the time to maturity of the securities;

¡	the dividend rates on the equity securities underlying the ETF Shares;

¡	interest and yield rates in the market generally;

¡	the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the share adjustment factor; and

¡	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

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Investing in the securities is not equivalent to investing in the ETF Shares. Investing in the securities is not equivalent to investing in the ETF Shares, the reference index or the stocks underlying the ETF Shares or the reference index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the reference index or the stocks underlying the ETF Shares or the reference index.

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Adjustments to the ETF Shares or the index tracked by the ETF Shares could adversely affect the value of the securities. Those responsible for calculating and maintaining the ETF Shares and the index tracked by the ETF Shares, which we refer to as the reference index, can add, delete or substitute the components of the ETF Shares or the reference index, or make other methodological changes that could change the value of the ETF Shares or the reference index. Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the securities.

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There are risks associated with the ETF Shares. Although the ETF Shares are listed for trading on NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the ETF Shares and, consequently, the value of the securities.

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There are differences between the ETF Shares and the reference index. The ETF Shares do not fully replicate the reference index and may hold securities not included in the reference index. In addition, the performance of the ETF Shares will reflect additional transaction costs and fees that are not included in the calculation of the reference index. All of these factors may lead to a lack of correlation between the ETF Shares and the reference index. In addition, corporate actions with respect to the equity securities underlying the ETF Shares (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the reference index. Finally, because the ETF Shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the reference index.

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Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the oil and gas exploration and production industry and does not provide diversified exposure. The stocks included in the reference index and that are generally tracked by the ETF Shares are stocks of companies whose primary business is associated with the exploration and production of oil and gas. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. The oil and gas industry is significantly affected by a number of factors

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Principal at Risk Securities

that influence worldwide economic conditions and oil and gas prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

o	worldwide and domestic supplies of, and demand for, crude oil and natural gas;

o	the cost of exploring for, developing, producing, refining and marketing crude oil and natural gas;

o	consumer confidence;

o	changes in weather patterns and climatic changes;

o	the ability of the members of Organization of Petroleum Exporting Countries (OPEC) and other producing nations to agree to and maintain production levels;

o	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;

o	the price and availability of alternative and competing fuels;

o	domestic and foreign governmental regulations and taxes;

o	employment levels and job growth; and

o	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the component stocks included in the reference index and tracked by the ETF Shares to decline during the term of the securities.

For example, the Fund suffered significant negative performance in 2014 while the broader U.S. equities markets achieved positive returns for the same period.

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Owning the securities is not the same as owning the ETF Shares. Owning the securities is not the same as owning the ETF Shares. Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the securities. If the closing price of one ETF Share on any trading day increases above the initial share price, the value of the securities may not increase comparably, if at all. It is possible for the closing price of the ETF Shares to increase moderately while the value of the securities decline.

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The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the share adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the ETF Shares and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial share price and the downside threshold and, therefore, could potentially increase the price that the final share price must reach before you receive a payment at maturity that exceeds the issue price of the securities or so that you do not suffer a loss on your initial investment in the securities. Additionally, these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final share price and, accordingly, the amount of cash an investor will receive at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

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Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

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The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to

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request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the Securities — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether investors in short-term instruments should be required to accrue income. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

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Principal at Risk Securities

SPDR® S&P® Oil & Gas Exploration & Production ETF Overview

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund of the SPDR® Series Trust, a registered investment company that consists of numerous separate investment portfolios, and is managed by SSgA Funds Management, Inc. (“SSFM”), the investment adviser to the SPDR® S&P® Oil & Gas Exploration & Production ETF. The SPDR® S&P® Oil & Gas Exploration & Production ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Oil & Gas Exploration & Production Select Industry Index®. Information provided to or filed with the SEC by the SPDR® Series Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information about the SPDR® S&P® Oil & Gas Exploration & Production ETF, see the information set forth in Appendix A.

Information as of market close on January 16, 2015:

Bloomberg Ticker Symbol:	XOP	52 Week High (on 6/23/2014):	$83.45

Current Closing Price:	$44.48	52 Week Low (on 1/15/2015):	$42.55

52 Weeks Ago (on 1/16/2014):	$66.60

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the ETF Shares for each quarter in the period from January 1, 2010 through January 16, 2015. The closing price of one ETF Share on January 16, 2015 was $44.48. The associated graph shows the closing prices of one ETF Share for each day in the same period. We obtained the information in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for certain actions affecting the ETF Shares such as stock splits.

The historical closing prices of the ETF Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share at any time, including on the valuation date.

SPDR® S&P® Oil & Gas Exploration & Production ETF	High	Low	Period End
2010
First Quarter	$44.07	$39.22	$42.13
Second Quarter	$45.82	$38.57	$38.99
Third Quarter	$42.85	$38.05	$42.26
Fourth Quarter	$52.71	$42.18	$52.69
2011
First Quarter	$64.50	$52.75	$64.50
Second Quarter	$64.97	$54.71	$58.78
Third Quarter	$65.24	$42.80	$42.80
Fourth Quarter	$57.56	$39.99	$52.69
2012
First Quarter	$61.34	$52.67	$56.91
Second Quarter	$57.85	$45.20	$50.40
Third Quarter	$59.35	$48.73	$55.69
Fourth Quarter	$57.38	$50.69	$54.07
2013
First Quarter	$62.10	$55.10	$60.49
Second Quarter	$62.61	$54.71	$58.18
Third Quarter	$66.47	$58.62	$65.89

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SPDR® S&P® Oil & Gas Exploration & Production ETF	High	Low	Period End
Fourth Quarter	$72.74	$65.02	$68.53
2014
First Quarter	$71.83	$64.04	$71.83
Second Quarter	$83.45	$71.19	$82.28
Third Quarter	$82.08	$68.83	$68.83
Fourth Quarter	$66.84	$42.75	$47.86
2015
First Quarter (through January 16, 2015)	$48.35	$42.55	$44.48

This document relates only to the securities offered hereby and does not relate to the ETF Shares. We have derived all disclosures contained in this document regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF from the publicly available documents described in the first paragraph under this “SPDR® S&P® Oil & Gas Exploration & Production ETF Overview” section, without independent verification. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “SPDR® S&P® Oil & Gas Exploration & Production ETF Overview” section) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the SPDR® S&P® Oil & Gas Exploration & Production ETF could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.

The S&P® Oil & Gas Exploration & Production Select Industry Index®. The S&P® Oil & Gas Exploration & Production Select Industry Index® is an equal-weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P® Total Market Index, a benchmark

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that measures the performance of the U.S. equity market. The S&P® Oil & Gas Exploration & Production Select Industry Index® is described under the heading “The S&P® Oil & Gas Exploration & Production Select Industry Index®” in Appendix A below.

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the securities:

JPMS’s estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the securities is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates.”

JPMS’s estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — JPMS’s estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period.”
Tax considerations:	You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following

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discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Based on current market conditions, in the opinion of our special tax counsel, your securities should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your securities should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of securities at the issue price. However, the IRS or a court may not respect this treatment of the securities, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether investors in short-term instruments should be required to accrue income. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may apply to amounts treated as interest paid with respect to the securities, if they are recharacterized as debt instruments. You should consult your tax adviser regarding the potential application of FATCA to the securities.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Trigger Jump Securities Work” in this document for an illustration of the risk-return profile of the securities and Appendix A in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to JPMS’s estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 4a-I.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-42 of the accompanying product supplement no. 4a-I.

Validity of the securities	In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to

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the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You should read this document together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.

This document, together with the documents listed below, contains the terms of the securities, supplements the preliminary terms related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

• Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

• Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, “we,” “us” and “our” refer to JPMorgan Chase & Co.

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APPENDIX A

The SPDR® S&P® Oil & Gas Exploration & Production ETF

We have derived all information contained in this document regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “Oil & Gas ETF”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by SPDR® Series Trust and SSgA Funds Management, Inc. (“SSFM”). The Oil & Gas ETF is an investment portfolio maintained and managed by SSFM. SSFM is the investment adviser to the Oil & Gas ETF. The Oil & Gas ETF is an exchange-traded fund (“ETF”) that trades on the NYSE Arca, Inc. under the ticker symbol “XOP.” The inception date of the Oil & Gas ETF was June 19, 2006.

The SPDR® Series Trust consists of separate investment portfolios (each, a “SPDR® Series Fund”). Each SPDR® Series Fund is an index fund that invests in a particular industry or group of industries represented by one of the S&P Select Industry Indices (the “Select Industry Indices” and each, a “Select Industry Index”). The companies included in each Select Industry Index are selected on the basis of Global Industry Classification Standards (“GICS”) from a universe of companies defined by the S&P® Total Market Index (the “S&P TM Index”), a U.S. total market composite index. The investment objective of each Select Industry SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of an index derived from a particular industry or group of industries, as represented by the relevant Select Industry Index.

SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the Oil & Gas ETF. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding SPDR® Series Trust, SSFM or the Oil & Gas ETF, please see the SPDR® Series Trust’s prospectus. In addition, information about SPDR® Series Trust, SSFM and the Oil & Gas ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR® Series Trust website at https://www.spdrs.com. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this document.

Investment Objective

The Oil & Gas ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Oil & Gas Exploration & Production Select Industry Index® (the “Oil & Gas Index”). For more information about the Oil & Gas Index, please see “ — The S&P® Oil & Gas Exploration & Production Select Industry Index®” below.

Investment Strategy — Sampling

In seeking to track the performance of the Oil & Gas Index, the Oil & Gas ETF employs a “sampling” strategy, which means that the Oil & Gas ETF is not required to purchase all of the securities represented in the Oil & Gas Index. Instead, the Oil & Gas ETF may purchase a subset of the securities in the Oil & Gas Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the Oil & Gas Index. The quantity of holdings in the Oil & Gas ETF will be based on a number of factors, including asset size of the Oil & Gas ETF. Based on its analysis of these factors, SSFM may invest the Oil & Gas ETF’s assets in a subset of securities in the Oil & Gas Index or may invest the Oil & Gas ETF’s assets in substantially all of the securities represented in the Oil & Gas Index in approximately the same proportions as the Oil & Gas Index. Under normal market conditions, the Oil & Gas ETF generally invests substantially all, but at least 80%, of its total assets in the securities included in the Oil & Gas Index. In addition, the Oil & Gas ETF may invest in equity securities that are not included in the Oil & Gas Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSFM).

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Correlation

The Oil & Gas Index is a theoretical financial calculation, while the Oil & Gas ETF is an actual investment portfolio. The Oil & Gas ETF seeks to track the performance of the Oil & Gas Index as closely as possible (i.e., achieve a high degree of correlation with the Oil & Gas Index). However, the performance of the Oil & Gas ETF and the Oil & Gas Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Holdings Information

As of January 16, 2015, the Oil & Gas ETF included 83 securities. In addition, as of that date, the Oil & Gas ETF’s three largest holdings were Sanchez Energy Corporation, Matador Resources Company and Parsley Energy Inc. Class A. The following tables summarize the Oil & Gas ETF’s top holdings in individual securities and by sector as of that date.

Top holdings in individual securities as of January 16, 2015

Security	Percentage of Total Holdings
Sanchez Energy Corporation	1.71%
Matador Resources Company	1.69%
Parsley Energy Inc. Class A	1.64%
Carrizo Oil & Gas Inc.	1.60%
PDC Energy Inc.	1.60%
Synergy Resources Corporation	1.56%
RSP Permian Inc.	1.51%
Bonanza Creek Energy Inc.	1.51%
Diamondback Energy Inc.	1.50%
Bill Barrett Corporation	1.50%

Top holdings by sub-industry as of January 16, 2015

Sub-industry	Percentage of Total Holdings
Oil and Gas Exploration and Production	79.30%
Oil and Gas Refining and Marketing	15.67%
Integrated Oil and Gas	5.03%

The information above was compiled from the SPDR® Series Trust website, without independent verification. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this document.

The S&P® Oil & Gas Exploration & Production Select Industry Index®

The Oil & Gas Index is an equal-weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P TM Index, a benchmark that measures the performance of the U.S. equity market. The Oil & Gas Index includes companies in the following sub-industries: exploration and production of oil and gas, refining and marketing of oil and gas and integrated oil and gas. Each of the companies in the Oil & Gas Index is a constituent company within the oil and gas

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exploration and production sub-industry of the S&P TM Index. The Oil & Gas Index is reported by Bloomberg L.P. under the ticker symbol “SPSIOP.” For more information about the Oil & Gas Index, please see “Equity Index Descriptions — The S&P Select Industry Indices” in the accompanying underlying supplement. For the purposes of the accompanying underlying supplement, the Oil & Gas Index is a “Select Industry Index.”

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